                                                                   Exhibit 10.13

                            FIRST AMENDMENT TO LEASE

THIS FIRST AMENDMENT TO LEASE ("Amendment") is made and entered into this 25 day of October, 2000 by and between SOMA 139 TOWNSEND, LLC, a Delaware limited liability company ("Landlord"), and MICROMUSE INC., a Delaware corporation ("Tenant").

                                R E C I T A L S:
                                - - - - - - - -

     A. Landlord (as successor in interest to SOMA Partners, L.P., a California limited partnership), as landlord, and Tenant, as tenant, are parties to that certain Office Lease dated March 25, 1997 (the "Lease"), pursuant to which Landlord leases to Tenant and Tenant leases from Landlord certain premises more particularly described below (the "Original Premises") in the building commonly known as 139 Townsend Street, San Francisco, California (the "Building"). The Original Premises consist of approximately 7,105 rentable square feet on the fifth floor of the Building (the "Fifth Floor Space") and approximately 4,130 rentable square feet on the mezzanine level of the Building (the "Mezzanine Space"). The term of the Lease is scheduled to expire as to the Original Premises on April 30, 2002 (the "Original Expiration Date").

     B. Tenant wishes to lease from Landlord and Landlord is willing to lease to Tenant certain additional space in the Building on the terms and conditions set forth in this Amendment.

     C. Landlord and Tenant further desire to extend the term of the Lease and amend certain other provisions of the Lease, all as set forth in this Amendment.

     NOW, THEREFORE, in consideration of the respective promises and covenants of the parties hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1.   Defined Terms. Capitalized terms not otherwise defined herein shall
          -------------
have the meanings set forth in the Lease.

     2.   Expansion Space.
          ---------------

          (a) Landlord hereby leases to Tenant the space on the first floor of the Building consisting of approximately 10,700 square feet of rentable area as shown on Exhibit A attached hereto (the "Expansion Space"), and Tenant hereby
         ---------
leases and hires the Expansion Space from Landlord, upon and subject to all of the other terms and conditions of the Lease, as amended hereby, for a term commencing upon delivery of the Expansion Space to Tenant (the "Expansion Space Commencement Date"). Landlord shall endeavor to deliver possession of the Expansion Space to Tenant on January 1, 2001 (the "Anticipated Delivery Date"); provided, however, that if Landlord does not deliver possession of all or any portion of the Expansion Space to Tenant on the Anticipated Delivery Date for any reason whatsoever, this Amendment shall not be void or voidable and Landlord shall not be deemed in default or otherwise liable to Tenant for any claims, damages, or liabilities in connection therewith or by reason thereof, but Tenant shall have no obligation to pay Basic Monthly Rental or Tenant's Percentage Share of Operating Expenses or Real Property Taxes with respect to the Expansion Space until possession of the Expansion Space has been delivered to Tenant. Notwithstanding the foregoing, if Landlord has not delivered possession of the Expansion Space to Tenant on or before April 1, 2001 (the "Expansion Space Delivery Deadline"), Tenant, as its sole remedy, shall have the right to cancel this Amendment by giving written notice of such cancellation to Landlord at any time after the Expansion Space Delivery Deadline and prior to the date Landlord delivers possession of the Expansion Space to Tenant, in which event this Amendment shall be cancelled effective fifteen (15) days after Landlord's receipt of Tenant's cancellation notice, unless Landlord delivers possession of the Expansion Space to Tenant within said fifteen (15) day period. If Tenant so elects to cancel this Amendment, Tenant shall continue to lease the Original Premises in accordance with the terms and conditions of the Lease prior to this Amendment, through the Original Expiration Date or earlier termination of the Lease pursuant to its terms.

          (b) Prior to the Expansion Space Commencement Date, the term "Premises" for all purposes of the Lease shall mean only the Original Premises. From and after the Expansion Space Commencement Date, the term "Premises" for all purposes of the Lease shall mean the Expansion Space together with the Original Premises. Tenant shall use the Expansion Space only for the purposes permitted under the Lease.

Landlord shall deliver, and Tenant shall accept, the Expansion Space in a clean and orderly condition, free of debris, but otherwise "as is" in its existing condition, without representation or warranty by Landlord, express or implied, and with no obligation of Landlord to repaint, remodel, repair, improve or alter the Expansion Space, or to perform any construction, remodeling or other work of improvement upon the Premises, except as expressly set forth in the Lease as amended hereby. Landlord agrees that, except in the event of a fire or other casualty, at the time of delivery of the Expansion Space to Tenant, the structure and the exterior of the Building, including the roof, will be in good condition and repair, and that the fire protection, heating, ventilation and air conditioning, and electrical systems serving the Premises will be operational and in good condition and repair. Except in the event of a fire or other casualty, if it is determined, within the first six (6) months following the Expansion Space Commencement Date, that the structure and exterior of the Building or said systems serving the Premises were not in the required condition at the time of delivery of the Expansion Space to Tenant, as Tenant's sole remedy, Landlord, at no expense to Tenant, shall promptly cause the Building and/or said systems to be placed in the required condition. If the Building and/or the Expansion Space is damaged by fire or other casualty at the time Landlord delivers the Expansion Space to Tenant, the rights and obligations of the parties shall be governed by Paragraph 19 of the Lease. After delivery of the Expansion Space to Tenant, Landlord shall maintain the structure, the exterior, and the public and common areas of the Building and the building systems serving the Premises in accordance with Paragraph 9(b) of the Lease. Tenant acknowledges that neither Landlord nor any agent of Landlord has made any representation or warranty regarding the condition of the Expansion Space or the suitability of the Expansion Space for the conduct of Tenant's business, except as expressly set forth herein.

          (c) Tenant shall obtain all necessary governmental approvals for, and shall construct, furnish and install, all improvements, fixtures, furniture and equipment in, and shall make all repairs, renovations and alterations to, the Expansion Space as Tenant may deem necessary or appropriate for Tenant's occupancy and use of the Expansion Space in accordance with the provisions of the Work Letter Agreement attached hereto as Exhibit B
                                                                    ---------
(the "Work Letter").

          (d) Tenant shall have the right, within sixty (60) days after the Expansion Space Commencement Date, to have Tenant's architect verify the rentable area of the Expansion Space. The term "rentable area" shall mean the floor area of the Expansion Space as measured in accordance with the Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996. If Tenant's determination of the rentable area of the Expansion Space differs from the number specified in Paragraph 2(a), the rentable area shall be re-measured by Landlord's architect, whose determination shall be final. In the event Landlord's architect determines that the rentable area of the Expansion Space differs from the number specified in Section 2(a), Landlord and Tenant shall execute an Amendment to Lease modifying the rentable area of the Expansion Space, the Basic Monthly Rental payable hereunder, the Construction Allowance, and Tenant's Proportionate Share. No adjustment to the rentable area of the Expansion Space, Basic Monthly Rental, the Construction Allowance, or Tenant's Proportionate Share will be made if Tenant fails to verify the Rentable Area and give notice to Landlord of any discrepancy within said sixty (60) day period.

     3.   Term.
          ----

          (a) The term of the Lease is hereby extended for an additional sixty-eight (68) calendar months (the "Extension Term"), commencing on May 1, 2002 (the "Extension Term Commencement Date") and expiring on December 31, 2007 (which, for all purposes under the Lease, shall hereinafter be the "Expiration Date").

          (b) Tenant acknowledges and agrees that its possession of the Premises following the Extension Term Commencement Date is a continuation of Tenant's possession thereof under the Lease. Tenant is familiar with the condition of the Original Premises, and, except as expressly provided in this Lease to the contrary, Tenant agrees to accept the Premises as of the Extension Term Commencement Date in their existing condition, "as is", without any obligation of Landlord to remodel, repair, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance except as set forth in the Work Letter. As of the date of this Amendment, Tenant confirms to Landlord that Tenant is not aware of any dangerous conditions or other defects existing in or about the Original Premises or the Building, and that, unless Tenant provides Landlord with written notice to the contrary prior to the Extension Term Commencement Date, such confirmation shall be true on and as of the Extension Term Commencement Date as if the same were made on and as of such date.

     4.   Basic Monthly Rental.
          --------------------

          (a) Commencing on the Expansion Space Commencement Date and continuing through the Original Expiration Date, the Basic Monthly Rental for the Premises shall be as follows:

     ===========================================================================
                                 Annual Basic        Annual           Basic
                                Rental/Sq. Ft.    Basic Rental    Monthly Rental
     ---------------------------------------------------------------------------

     ======================================================================================================================
     ----------------------------------------------------------------------------------------------------------------------

                Fifth Floor Space                      $17.50                 $124,342.00                $10,361.83

     ----------------------------------------------------------------------------------------------------------------------

                 Mezzanine Space                       $12.60                 $ 52,040.00                $ 4,336.67

     ----------------------------------------------------------------------------------------------------------------------

          Expansion Space (First Floor)                $73.00                 $781,100.00                $65,091.67

     ======================================================================================================================

          (b) If the Expansion Space Commencement Date is not the first day of a calendar month, Basic Monthly Rental shall be prorated on the basis set forth in Paragraph 3(b) of the Lease.

          (c) Commencing on the Extension Term Commencement Date, the Basic Monthly Rental for the Premises shall be as follows:

     ======================================================================================================================
                                                     Annual Basic                Annual                    Basic
                                                    Rental/Sq. Ft.            Basic Rental             Monthly Rental

     ----------------------------------------------------------------------------------------------------------------------
                Fifth Floor Space                      $78.00                 $554,190.00                $46,182.50

     ----------------------------------------------------------------------------------------------------------------------

                 Mezzanine Space                       $50.00                 $206,500.00                $17,208.34

     ----------------------------------------------------------------------------------------------------------------------

                 Expansion Space                       $73.00                 $781,100.00                $65,091.67

     ======================================================================================================================

          (d) Notwithstanding the foregoing, Tenant's obligation to pay Basic Monthly Rental with respect to the Expansion Space is waived for the eighty-third (83rd) and eighty-fourth (84th) months following the Expansion Space Commencement Date, subject to the terms and conditions set forth herein. Landlord agrees to waive Tenant's obligation to pay Basic Monthly Rental with respect to the Expansion Space for the period stated above provided that and only for so long as Tenant fully performs all of its obligations under the Lease. Tenant understands and agrees that if at any time during the term of the Lease, an Event of Default occurs pursuant to Paragraph 18 of the Lease, which Event of Default is not waived in writing by Landlord, Landlord's agreement to waive payment of Basic Monthly Rental herein shall be immediately revoked without further notice to Tenant, and any previous waiver of Basic Monthly Rental shall be null and void.

     5.   Security Deposit. Upon the execution of this Amendment by Tenant,
          ----------------
Tenant shall deposit sufficient funds with Landlord to increase the amount of the Deposit to One Hundred Two Thousand Two Hundred Sixty-Two ($102,262.00), which Deposit shall be held by

Landlord in accordance with Paragraph 3(e) of the Lease as security for Tenant's faithful performance of its obligations under the Lease.

     6.   Tenant's Percentage Share. Effective as of the Expansion Space
          -------------------------
Commencement Date, Paragraph F in the Summary of Lease Terms at page i of the Lease is amended to read as follows:

               F.   Tenant's Percentage Share:38.35%
                    [Paragraph 1(l)]

     7.   Tenant's Share of Operating Expenses and Real Property Taxes. It is
          ------------------------------------------------------------
the intention of the parties that, commencing upon the Expansion Space Commencement Date and continuing thereafter throughout the term of the Lease, the Lease shall become a "net" lease, i.e., Tenant shall pay as additional rent Tenant's Percentage Share of the Operating Expenses and Real Property Taxes attributable to the Real Property (as opposed to a percentage share of the amount by which Operating Expenses and Real Property Taxes exceed the Operating Expenses and Real Property Taxes paid or incurred by Landlord during any "base year"). Accordingly, effective as of the Expansion Space Commencement Date, the Lease shall be amended as provided below, provided, however, that nothing contained herein shall be deemed to alter, amend or waive Tenant's obligation to pay Tenant's Percentage Share of Operating Expenses and Real Property Taxes incurred in or attributable to periods prior to the Expansion Space Commencement
Date:

          (a) Paragraphs G and H in the Summary of Lease Terms at page i of the Lease shall be deleted.

          (b) Paragraph 4 of the Lease shall be amended to read in its entirety as follows:

     4.   TENANT'S SHARE OF OPERATING EXPENSES AND REAL PROPERTY TAXES.

          (a) In addition to the Basic Monthly Rental payable during the term of the Lease, Tenant shall pay to Landlord, as additional rent, Tenant's Percentage Share of Operating Expenses and Real Property Taxes for each Expense Year (as defined herein). "Expense Year" shall mean each calendar year in which any portion of the term of this Lease falls following the Expansion Space Commencement Date, through and including the calendar year in which the Lease expires, provided that Landlord, upon notice to Tenant, may change the Expense Year from time to time to any other twelve (12) consecutive month period, and, in the event of any such change, Tenant's Percentage Share of Real Property Taxes and Operating Expenses shall be equitably adjusted for any Expense Year involved in any such change. Notwithstanding the foregoing, if the Building is less than 100% occupied in any Expense Year during the term of the Lease, Operating Expenses and Real Property Taxes for such Expense Year shall be adjusted, for purposes of the foregoing calculation, to the amount which they would have been if the Building had been 100% occupied. If it shall not be lawful for Tenant to reimburse Landlord for any Real Property Taxes as defined herein, then consistent with the parties' agreement as provided in Paragraph 4(e) below, the Basic Monthly Rental payable to Landlord hereunder shall be increased to net Landlord the same net Basic Monthly Rental as would have been received by Landlord had Tenant paid Tenant's Percentage Share of such Real Property Taxes pursuant to this Paragraph 4.

     (b) Subject to the provisions of Paragraph 4(d) below, Tenant shall pay to Landlord, as additional rent, one-twelfth (1/12th) of Tenant's Percentage Share of Operating Expenses and Real Property Taxes for each Expense Year on or before the first day of each calendar month of such Expense Year, in advance, in an amount estimated by Landlord in notices delivered to Tenant. If Landlord fails to deliver such an estimate to Tenant prior to the commencement of any Expense Year, Tenant shall continue to pay Tenant's Percentage Share of Operating Expenses and Real Property Taxes on the basis of the prior Expense Year's estimate until the first day of the next calendar month after such notice is given, provided that on such date Tenant shall pay to Landlord the amount of such estimated adjustment payable to Landlord for prior months during the Expense Year in question, less any portion thereof previously paid by Tenant. Landlord may revise its estimate of Tenant's Percentage Share of Operating Expenses and Real Property Taxes for any Expense Year from time to time by giving written notice of such revision to Tenant, in which event subsequent payments by Tenant for such Expense Year shall be based on Landlord's revised estimate. The failure or delay by Landlord to provide Tenant with Landlord's estimate of Tenant's Percentage Share of Operating Expenses and Real Property Taxes or Landlord's "annual statement" (as defined in subparagraph 4(c)(i) below) for any Expense Year shall not constitute a default by Landlord hereunder, or a waiver by Landlord of Tenant's obligation to pay Tenant's Percentage Share of Operating Expenses or Real Property Taxes for such Expense Year or of Landlord's right to send to Tenant such an estimate or annual statement, as the case may be.

     (c) (i) Within one hundred twenty (120) days after the close of each Expense Year or as soon after such one hundred twenty (120) day period as practicable, Landlord shall deliver to Tenant a statement setting forth the actual Operating Expenses and Real Property Taxes for such Expense Year and Tenant's Percentage Share thereof (an "annual statement") and such annual statement shall be final and binding upon Landlord and Tenant, subject to the terms of subparagraph 4(c)(ii) below. If, on the basis of the annual statement for any Expense Year, Tenant's Percentage Share of Operating Expenses or Real Property Taxes for such Expense Year is more than the estimated payments made by Tenant for such Expense Year, Tenant shall pay the deficiency to Landlord within fifteen (15) days after delivery of the annual statement. If, on the basis of the annual statement for any Expense Year, Tenant has paid to Landlord an amount in excess of the actual amounts payable under Paragraph 4(a) above for such Expense Year and Tenant is not in default in the performance of any of its covenants under this Lease, then Landlord, at its option, shall either promptly refund such excess to Tenant or credit the amount thereof to the Basic Rental next becoming due from Tenant until such credit has been exhausted.

          (ii) Tenant shall have the right, during the ninety (90) day period following delivery of an annual statement, at Tenant's sole cost to review in Landlord's offices Landlord's records of Operating Expenses and Real Property Taxes for the subject calendar year. Such review shall be carried out only by regular employees of Tenant or by a major national accounting firm and not by any other third party. If, as of the ninetieth (90th) day after delivery to Tenant of an annual statement, Tenant shall not have delivered to Landlord an objection statement (as defined below), then such annual statement shall be final and binding upon Landlord and Tenant, and Tenant shall have no further right to object to such annual statement. If within such ninety (90) day period, Tenant delivers to Landlord a written statement specifying objections to such annual statement (an "objection statement"), then Tenant and Landlord shall meet to attempt to resolve such objection within thirty (30) days after delivery of the objection statement. If such objection is not resolved within such thirty
(30) day period, then Tenant shall have the right, at Tenant's cost, to require that the dispute be submitted to binding determination by an independent certified public accountant ("CPA") approved by Landlord and Tenant. Landlord shall reimburse Tenant for the reasonable charges of the CPA in connection with such binding determination if, but only if, (A) the CPA shall have determined that the aggregate amount of all Operating Expenses and Real Property Taxes payable by Tenant for the subject year in accordance with the annual statement exceeds one hundred five percent (105%) of the aggregate amount of all Operating Expenses and Real Property Taxes payable by Tenant for the subject year in accordance with the CPA's determination, and (B) the discrepancy between such amount as set forth in the CPA's determination is a result of the gross negligence or willful misconduct of Landlord. Landlord and Tenant agree that such determination by a CPA shall be the exclusive method of resolving disputes under this Paragraph 4(c). If Tenant does not elect, by notice to Landlord within one hundred fifty (150) days after delivery of the annual statement, to require such binding determination, then the annual statement shall be final and binding. Tenant shall not be obligated to pay Landlord the disputed pending final determination of the proper amount of Operating Expenses and Real Property Taxes owing by Tenant. If such dispute results in a determination that Tenant is entitled to a refund, Landlord shall, at its option, either promptly pay such refund or credit the amount thereof to the monthly installments of Tenant's Percentage Share of Operating Expenses and Real Property Taxes next becoming due from Tenant.

     (d) (i) If the Expansion Space Commencement Date occurs on a day other than the first day of an Expense Year, or expires or otherwise terminates on a day other than the last day of an Expense Year, the amounts payable by Tenant under Paragraph 4(a) above with respect to the Expense Year in which such commencement or termination occurs shall be prorated as follows: (A) with respect to the Expense Year during which the Expansion Space Commencement Date occurs, such amounts shall be prorated on the basis which the number of days from the Expansion Space Commencement Date through and including the last day of such Expense Year, bears to 360; and (B) with respect to the Expense Year during which this Lease terminates, such amounts shall be prorated on the basis which the number of days from the first day of such Expense Year through and including the date this Lease terminates, bears to 360. The termination of this Lease shall not affect the obligations of Landlord and Tenant pursuant to Paragraph 4(c) above to be performed after such termination.

                 (ii) If the Expansion Space Commencement Date occurs on a day other than the first day of an Expense Year, or expires on a day other than the last day of an Expense Year, then, notwithstanding the provisions of Paragraph 4(b) above, Tenant shall pay to Landlord, as additional rent, estimated amounts of Tenant's Percentage Share of Operating Expenses and Real Property Taxes for such Expense Year(s) as follows: (A) with respect to the Expense Year during which the Expansion Space Commencement Date occurs, Tenant shall pay to Landlord on or before the Expansion Space Commencement Date, and on or before the first day of each calendar month of such Expense Year thereafter, Landlord's estimate of Tenant's Percentage Share of Operating Expenses and Real Property Taxes for such Expense Year, divided by the number of full calendar months in such Expense Year from the Expansion Space Commencement Date through and including the last day of such Expense Year; and (B) with respect to the Expense Year during which the Expiration Date occurs, Tenant shall pay to Landlord on or before the first day of each calendar month of such Expense Year, Landlord's estimate of Tenant's Percentage Share of Operating Expenses and Real Property Taxes for such Expense Year, divided by the number of full calendar months in such Expense Year from the first day of such Expense Year through and including the Expiration Date.

            (e) It is the intention of Landlord and Tenant that the Basic Rental paid to Landlord throughout the term of the Lease shall be absolutely net of all Real Property Taxes and Operating Expenses, and the foregoing provisions of this Paragraph 4 are intended to so provide.

        8.  Assignment and Subletting.
            -------------------------

            (a) The following sentence is added at the end of the first paragraph of Paragraph 12(a):

            The term "Transferee" means any person or entity to whom any Transfer is made or sought to be made.

            (b) The second subparagraph of Paragraph 12(b) of the Lease is hereby amended to read as follows:

                 Except in the event of a proposed Transfer pursuant to Paragraph 12(e) or 12(f), if Tenant proposes to enter into a Transfer, following which more than fifty percent (50%) of the total rentable area of the Premises will be subject to a Transfer, then in addition to the foregoing rights of Landlord, Landlord shall have the right to terminate this Lease if, as of the proposed effective date of the proposed Transfer, any portion of the Premises is subject to a Transfer for a term exceeding fifty percent (50%) of the then-remaining balance of the term of this Lease (without taking into consideration any option(s) to extend the term of this Lease). Landlord must exercise such right to terminate this Lease by written notice to Tenant within fifteen (15) days after receipt of Tenant's Offer, which termination shall be effective as of the proposed effective date of such Transfer. If Landlord elects to terminate this Lease, then from and after the date of such termination, Landlord and Tenant each shall have no further obligation to the other under this Lease with respect to the Premises except for matters occurring or obligations arising hereunder prior to the date of such termination.

           (c) Paragraph 12 (h) of the Lease is hereby deleted and the following paragraph is substituted in its place:


           (h) Options Personal. If this Lease contains any renewal options,
               ----------------
           expansion options, rights of first refusal, rights of first negotiation or any other rights or options pertaining to additional space in the Building, such rights and/or options shall not run to a Transferee other than a Tenant Affiliate or Successor Tenant (each, as defined below) meeting the financial requirements applicable to the exercise of such options or rights, it being agreed by the parties hereto that any such rights and options are personal to the original Tenant named herein and may not be transferred other than to such Tenant Affiliate or Successor Tenant. For purposes of this Lease, a "Tenant Affiliate" shall mean an entity which is Controlled (as defined in Paragraph 12 (e)) by Tenant. For purposes of this Lease, a "Successor Tenant" shall mean (i) any entity that purchases all or substantially all (at least eighty-five percent (85%)) of the assets of Tenant, or (ii) the resulting entity of a merger or consolidation of Tenant with another entity.

        9. Option to Extend Term.
           ---------------------

           (a) Landlord hereby grants to Tenant one (1) option to extend the term of the Lease (the "Extension Option") for an additional period of five (5) years (the "Second Extension Term") commencing on the first day following the Expiration Date, on the terms and subject to the conditions set forth in this Paragraph; provided, however, that (i) the Extension Option shall be exercised, if at all, only with respect to the entire Premises, and (ii) if an Event of Default exists under the Lease, which Event of Default has not been waived in writing by Landlord, either at the time Tenant exercises the Extension Option or at any time thereafter prior to or upon the commencement of the Second Extension Term, Landlord shall have, in addition to all of Landlord's other rights and remedies provided in the Lease, the right (but not the obligation) to terminate the Extension Option and to unilaterally revoke Tenant's exercise of the Extension Option, in which event the Lease shall expire on the Expiration Date, unless sooner terminated pursuant to the terms thereof, and Tenant shall have no further rights under the Lease to renew or extend the term of the Lease.

           (b) Tenant shall exercise the Extension Option, if at all, by giving Landlord unconditional, irrevocable written notice of such election not later than twelve (12) months prior to the Expiration Date, the time of such exercise being of the essence. Subject to the provisions of this Paragraph 9, upon the giving of such notice, the term of the Lease shall be extended without execution or delivery of any other or further documents, with the same force and effect as if the Second Extension Term had originally been included in the term of the Lease.

               (c) If Tenant exercises the Extension Option pursuant to Paragraph 9(b) above, all of the terms, covenants and conditions of the Lease shall continue in full force and effect during the Second Extension Term, including provisions regarding payment of Additional Rent, which shall remain payable on the terms herein set forth, except that (i) the Basic Monthly Rental during the Second Extension Term shall be as determined in accordance with this Paragraph 9; (ii) Tenant shall continue to possess and occupy the Premises in their existing condition, "as is", as of the commencement of the Second Extension Term, and Landlord shall have no obligation to repair, remodel, improve or alter the Premises, to perform any other construction or other work of improvement upon the Premises, or to provide Tenant with any construction or refurbishing allowance whatsoever; and (iii) Tenant shall have no further rights to extend the term of the Lease after the expiration of the Second Extension Term.

               (d) The Basic Monthly Rental payable by Tenant for the Premises during the Second Extension Term shall equal the "fair market rental value" (as defined below) for the Premises, valued as of the commencement of the Second Extension Term, determined in the manner hereinafter provided; provided, however, that in no event shall the Basic Monthly Rental payable during the Second Extension Term be less than the Basic Monthly Rental in effect immediately preceding the commencement of the Second Extension Term (without regard to any abatements of Rental on account of Casualty or otherwise); provided, however, that Tenant shall be entitled to abatement of Rental during the Second Extension Term if the Casualty or other grounds for such abatement under the Lease shall continue during the Second Extension Term) ("Minimum Basic Rental Floor"). As used herein, the term "fair market rental value" shall mean the Basic Monthly Rental that a willing tenant would pay, and that a willing landlord would accept, at arm's length, for space comparable to the Premises within comparable office buildings located in the South of Market area of San Francisco, California (the "Comparison Buildings"), based upon binding lease transactions for tenants in the Comparison Buildings that, where possible, commence or are to commence within six (6) months prior to or within six (6) months after the commencement of the Second Extension Term ("Comparison Leases"). Comparison Leases shall include renewal and new non-renewal tenancies, but shall exclude subleases and leases of space subject to another tenant's expansion rights. Rental rates payable under Comparison Leases shall be adjusted to account for variations between the Lease and the Comparison Leases with respect to: (i) the length of the Second Extension Term compared to the lease term of the Comparison Leases; (ii) rental structure, including, without limitation, rental rates per rentable square foot (including type, gross or net, and if gross, adjusting for base year or expense stop), additional rental and escalation provisions; (iii) the size of the Premises compared to the size of the premises subject to the Comparison Leases; (iv) location, floor levels and efficiencies of the floor(s) for which the determination is being made; (v) free rent, moving expenses and other cash payments, allowances or other monetary concessions affecting the rental rate; (vi) the age and quality of construction of the buildings (including compliance with applicable codes on the applicable floors); and (vii) leasehold improvements and/or allowances, including the amounts thereof in renewal leases, and taking into account, in the case of renewal leases (including the Lease), the value of existing leasehold improvements to the renewal tenant.

               (e) Not later than six (6) months prior to the commencement of the Second Extension Term, provided Tenant has given valid notice of exercise of the Extension Option, Landlord shall deliver to Tenant a good faith written proposal of the fair market rental value for the Premises for the Second Extension Term ("Landlord's FMRV Proposal"). Within thirty (30) days after receipt of Landlord's FMRV Proposal, Tenant shall notify Landlord in writing (i) that Tenant accepts Landlord's FMRV Proposal or (ii) that Tenant elects to submit the determination of fair market rental value to arbitration in accordance with Paragraph 9(f) below. If Tenant does not give Landlord a timely notice in response to Landlord's FMRV Proposal, Landlord's FMRV Proposal shall be binding upon Tenant.

               (f) If Tenant timely elects to submit the determination of fair market rental value to arbitration, Landlord and Tenant shall first negotiate in good faith in an attempt to determine the fair market rental value for the Second Extension Term. If Landlord and Tenant are able to agree within thirty
(30) days following the delivery of Tenant's notice to Landlord electing arbitration (or if Tenant accepts Landlord's FMRV Proposal), then such agreement shall constitute a determination of fair market rental value for purposes of this Paragraph, and the parties shall immediately execute an amendment to the Lease stating the fair market rental value and the Basic Monthly Rental for the Second Extension Term. If Landlord and Tenant are unable to agree on the fair market rental value within such negotiating period, then within fifteen (15) days after the expiration of such negotiating period, the parties shall meet and concurrently deliver to each other their respective written estimates of fair market rental value for the Second Extension Term, supported by the reasons therefore (respectively, "Landlord's Determination" and "Tenant's Determination"). Landlord's Determination may be more or less than the initial Landlord's FMRV Proposal delivered to Tenant pursuant to Paragraph 9(e) above. If either party fails to deliver its Determination in a timely manner, then the prevailing market rate shall be the amount specified by the other party. If Tenant's Determination of fair market rental value is higher than Landlord's Determination, then the fair market rental value shall be the average of the two. In every other case, the fair market rental value shall be determined as follows, each party being bound to its Determination and such Determinations establishing the only two choices available to the Appraisal Panel (as hereinafter defined). Within ten (10) days after the parties exchange Landlord's and Tenant's Determinations, the parties shall each appoint an arbitrator who shall be a licensed California real estate broker with at least ten (10) years' experience in leasing commercial office space similar to the Building in the City of San Francisco immediately prior to his or her appointment, and be familiar with the rentals then being charged in the Building and in the Comparable Buildings. The parties may appoint the real estate brokers who assisted them in making their Determinations as their respective arbitrators. If either Landlord or Tenant fails to appoint an arbitrator, then the fair market rental value for the Second Extension Term shall be the Determination of the other party. Within twenty (20) days following their appointment, the two arbitrators so selected shall appoint a third, similarly-qualified, independent arbitrator who has not had any prior business relationship with either party (the "Independent Arbitrator"). If an Independent Arbitrator has not been so selected by the end of such twenty (20) day period, then either party, on behalf of both, may request such appointment by the local office of the San Francisco Association of Realtors or the American Arbitration Association (or any successor thereto), or in the absence, failure, refusal or inability of either of such entities to act, then either party may apply to the presiding judge for the San Francisco Superior Court, for the appointment of such an Independent Arbitrator, and the other party shall not raise any question as to the court's full power and jurisdiction to entertain the application and make the appointment. Within five (5) days following notification of the identity of the Independent Arbitrator so appointed, Landlord and Tenant shall submit copies of Landlord's Determination and Tenant's Determination to the three arbitrators (the "Appraisal Panel"). The Appraisal Panel shall conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for rebuttal by the other party and for questioning by the members of the Appraisal Panel, if they so wish. Within the time period set forth below, the Appraisal Panel, by majority vote, shall select either Landlord's Determination or Tenant's Determination as the Basic Monthly Rental for the Second Extension Term, and shall have no right to propose a middle ground or to modify either of the two proposals or the provisions of the Lease. In no event, however, shall the Basic Monthly Rental payable during the Second Extension Term be less than the Minimum Basic Rental Floor. The Appraisal Panel shall attempt to render a decision within fifteen (15) business days after appointment. In any case, the Appraisal Panel shall render a decision within forty-five (45) days after appointment. The decision of the Appraisal Panel shall be final and binding upon the parties, and may be enforced in accordance with the provisions of California law. In the event of the failure, refusal or inability of any member of the Appraisal Panel to act, a successor shall be appointed in the manner that applied to the selection of the member being replaced. Each party shall pay the fees and expenses of the arbitrator designated by such party, and one-half of the fees and expenses of the Independent Arbitrator and the expenses incident to the proceedings (excluding attorneys' fees and similar expenses of the parties which shall be borne separately by each of the parties).

               (g) Until the matter is resolved by agreement between the parties or a decision is rendered in any arbitration commenced pursuant to this Paragraph 9, Tenant's payments of Basic Monthly Rental shall be in an amount equal to Landlord's Determination. Within ten (10) business days following the resolution of such dispute by the parties or the decision of the arbitrators, as applicable, Tenant shall pay to Landlord, or Landlord shall pay to Tenant, the amount of any deficiency or excess, as the case may be, in the Basic Monthly Rental theretofore paid.

               (h) Tenant's right to exercise the Extension Option is personal to, and may be exercised only by, the original Tenant under the Lease or a Tenant Affiliate or Successor Tenant satisfying the financial requirements set forth below and only so long as the original Tenant under the Lease, a Tenant Affiliate or Successor Tenant shall occupy the entire Premises. A Tenant Affiliate or Successor Tenant shall not be entitled to exercise the Extension Option unless each of the following requirements is satisfied: (i) the Tenant Affiliate or Successor Tenant shall have a tangible net worth (calculated in accordance with generally accepted accounting principles but excluding intangible assets, such as goodwill, patents, copyrights and trademarks) at the time of exercise of the Extension Option equal to at least Fifty Million Dollars ($50,000,000); (ii) in Landlord's reasonable opinion, the Tenant Affiliate or Successor Tenant shall have the financial strength and stability to perform all the obligations of the Tenant under the Lease as and when they fall due; and
(iii) Landlord shall have been provided with audited financial statements or other satisfactory evidence of the financial condition of the Tenant Affiliate or Successor Tenant. If Tenant shall assign the Lease or sublet all or any portion of the Premises (other than a Tenant Affiliate or Successor Tenant), then immediately upon such assignment or subletting, Tenant's right to exercise the Extension Option shall simultaneously terminate and be of no further force or effect. No assignee (other than to a Tenant Affiliate or

Successor Tenant satisfying the financial requirements set forth above) or subtenant shall have any right to exercise the Extension Option granted herein.

          10.  Right of First Offer.
               --------------------

               (a) First Offer Space. Subject to the conditions set forth in
                   -----------------
this Paragraph 10, and the current rights and options of other tenants of the Building and their respective assignees to lease the "First Offer Space" (as herein defined), Tenant shall have a right of first offer to lease all or any portion of the Building not being leased to Tenant hereunder (not including the Expansion Space, the leasing of which shall be governed by the terms and conditions contained in Paragraph 2 above), in the event any such space becomes available for lease to third parties during the term of the Lease (any such space that becomes available for lease to third parties during the term of the Lease is herein referred to as "First Offer Space"). Prior to leasing any First Offer Space to a third party, Landlord will give notice to Tenant (an "Offering Notice") specifying (i) the Basic Monthly Rental which Landlord proposes to charge for the First Offer Space, which Basic Monthly Rental shall equal the greater of (A) Landlord's good faith estimate of the fair market rental value for the First Offer Space, or (B) the Basic Monthly Rental (on a per square foot basis) then payable for the Premises, (ii) the approximate date upon which the First Offer Space is anticipated to be available for delivery, and (iii) any other material conditions or provisions relating to the leasing of the First Offer Space which vary from the provisions of the Lease. If Tenant wishes to lease the First Offer Space on the terms specified by Landlord in the Offering Notice, Tenant shall so notify Landlord in writing within five (5) business days after receipt thereof, which notice shall be unconditional and irrevocable. Tenant may exercise its right of first offer only with respect to all of the First Offer Space identified in the Offering Notice, and only if Tenant intends to occupy such First Offer Space in connection with its own reasonably foreseeable needs. Tenant acknowledges that space within the Building shall not be "available for lease" for purposes hereof so long as Landlord is negotiating a lease extension with an existing tenant thereof, whether or not pursuant to an extension option, and nothing contained in this Paragraph 10 shall be deemed to impose any obligation on Landlord to refrain from negotiating with the existing tenants of space within the Building.

               (b) Terms. If Tenant timely exercises its right to lease the
                   -----
First Offer Space, then except as specified in this Paragraph 10, or in the Offering Notice (which shall govern to the extent of any conflict with the Lease), (i) the First Offer Space shall become a portion of the Premises on all of the terms and conditions of the Lease for the remainder of the term of the Lease, provided that (A) the Basic Monthly Rental for the First Offer Space shall be determined as specified above, (B) Tenant's Percentage Share of Operating Expenses and Real Property Taxes shall be adjusted to reflect the addition of the First Offer Space, and (C) except as may otherwise be provided in the Offering Notice, the First Offer Space shall be delivered in its then existing "as is" condition, without obligation on the part of Landlord to make any repairs or construct any improvements to the First Offer Space in connection with Tenant's contemplated use, or to demolish existing improvements therein, and Tenant shall be responsible, at Tenant's sole cost and expense, for the construction and installation of any tenant improvements it desires to install within the First Offer Space, in accordance with the provisions of Paragraph 8 of the Lease; and (ii) Landlord shall promptly prepare, and Landlord and Tenant shall promptly execute, an amendment to the Lease reflecting the addition of the First Offer Space to the Premises. Except as may otherwise be provided in the Offering Notice, Tenant shall commence paying the Basic Monthly Rental and any additional rent with respect to the First Offer Space on the date of delivery of the First Offer Space to Tenant in the condition required hereunder (the "First Offer Space Delivery Date"). If Tenant fails to timely notify Landlord that it wishes to lease the First Offer Space, or if Tenant fails to execute and deliver said lease amendment to Landlord within ten (10) business days following receipt thereof by Tenant, Landlord may thereafter lease the First Offer Space to any person on any terms and conditions it may deem appropriate, including terms and conditions more favorable than the terms and conditions set forth in the Offering Notice, and Tenant shall have no further rights with respect to the First Offer Space at such time. After Landlord's entry into a lease for such space following delivery of an Offering Notice to Tenant, in the event the First Offer Space shall subsequently become available for lease to third parties during the term of the Lease, Landlord shall again offer such space to Tenant in accordance with the provisions of this Paragraph 10.

          (c) Delivery. If Tenant timely exercises its right to lease the First
              --------
Offer Space, Landlord shall exercise commercially reasonable efforts to deliver the First Offer Space on the scheduled date for delivery of possession or as soon thereafter as reasonably practicable. If Landlord fails to deliver possession of all or any portion of the First Offer Space to Tenant on or before the scheduled date for delivery of possession for any reason, the Lease shall not be void or voidable and Landlord shall not be deemed in default or otherwise liable to Tenant for any claims, damages, or liabilities in connection therewith or by reason thereof, but Tenant shall have no obligation to pay Basic Monthly Rental or Tenant's Percentage Share of Operating Expenses or Real Property Taxes with respect to the First Offer Space until possession of the First Offer Space has been delivered to Tenant. Notwithstanding the foregoing, if Landlord has not delivered possession of the First Offer Space to Tenant within six (6) months after the scheduled date for delivery of possession (the "First Offer Space Delivery Deadline"), Tenant, as its sole remedy, may revoke its lease of the First Offer Space by giving written notice of such revocation to Landlord at any time after the First Offer Space Delivery Deadline and prior to the date Landlord delivers possession of the First Offer Space to Tenant. In such event, Tenant's exercise of its right to lease the First Offer Space shall be null and void, but the Lease, as amended by this Amendment, shall otherwise continue in full force and effect. Notwithstanding anything to the contrary set forth herein, if an Event of Default exists under the Lease, which Event of Default has not been waived in writing by Landlord, either at the time an Offering Notice would otherwise be required to be sent under this Paragraph 10, or at any other time following Tenant's exercise of its right to lease the First Offer Space and prior to the date upon which possession of the First Offer Space is to be delivered to Tenant, Landlord shall have, in addition to any other remedies, the right (but not the obligation) to terminate Tenant's rights under this Paragraph 10 with respect to such First Offer Space, and in such event Landlord shall not be required to deliver the Offering Notice or to deliver possession of the First Offer Space to Tenant.

          (d) Rights Personal to Tenant. Tenant's right of first offer pursuant
              -------------------------
to this Paragraph 10 is personal to, and may be exercised only by, the original Tenant under the Lease or a Tenant Affiliate or Successor Tenant satisfying the financial requirements set forth below and only so long as the original Tenant under the Lease, a Tenant Affiliate or Successor Tenant shall occupy the entire Premises. A Tenant Affiliate or Successor Tenant shall not be entitled to exercise any right to lease a First Offer Space unless each of the following requirements is satisfied: (i) the Tenant Affiliate or Successor Tenant shall have a tangible net worth (calculated in accordance with generally accepted accounting principles but excluding intangible assets, such as goodwill, patents, copyrights and trademarks) equal to at least Fifty Million Dollars ($50,000,000); (ii) in Landlord's reasonable opinion, the Tenant Affiliate or Successor Tenant shall have the financial strength and stability to perform all of the obligations of the Tenant under the Lease, as amended to add the First Offer Space, as and when they fall due; and (iii) Landlord shall have been provided with audited financial statements or other satisfactory evidence of the financial condition of the Tenant Affiliate or Successor Tenant. If Tenant shall assign the Lease or sublet all or any portion of the Premises, then immediately upon such assignment or subletting (other than to a Tenant Affiliate or Successor Tenant), Tenant's right of first offer shall simultaneously terminate and be of no further force or effect. No assignee or subtenant (other than a Tenant Affiliate or Successor Tenant satisfying the financial requirements set forth above) shall have any right to exercise the right of first offer granted herein.

     11. Parking. From and after the Expansion Space Commencement Date, Tenant
         -------
may, at Tenant's option, obtain an additional seven (7) permits for automobile parking at the Lot, in addition to those provided for in Paragraph 22 of the Lease, on the same terms and conditions set forth therein. In addition, in the event Landlord constructs additional parking spaces for tenants of the Building during the term of the Lease, Landlord shall offer Tenant the opportunity to lease a proportionate share of such additional parking spaces based on the ratio that the rentable area occupied by Tenant in the Building bears to the total rentable area occupied by all tenants in the Building.

     12. Signage. Tenant, at Tenant's expense, shall be entitled to install and
         -------
maintain additional signage in the lobby of the Building and signage at the entry of the Expansion Premises in both instances of a size equivalent to that maintained by the occupant of the Expansion Premises as of the date of this Amendment, subject to compliance with all applicable laws, statutes, ordinances, rules and regulations and Landlord's prior written approval, which shall not unreasonably be withheld.

     13. Brokers. Tenant and Landlord covenant and represent to each other that
         -------
it has not been represented by any broker or agent in connection with this Amendment other than The Staubach Company, and that neither has acted by implication to authorize, nor has authorized, any other real estate broker or salesman to act for it in these negotiations. Tenant and Landlord agree to protect, defend, indemnify and hold the other harmless from any and all claims, loss, cost, damage and/or expense (including, without limitation, attorneys' fees and court costs) by any other real estate broker or salesperson or other entity or party for a commission or finder's fee as a result of its entering into this Amendment. Landlord agrees to pay the commission owing to The Staubach Company pursuant to the terms and conditions of the separate written agreement between Landlord and The Staubach Company.

     14. Conflict. In the event of any conflict between the provisions of the
         --------
Lease and this Amendment, the provisions of this Amendment shall govern.

     15. Ratification. Except as modified by this Amendment, all of the terms,
         ------------
conditions and provisions of the Lease shall remain in full force and effect and are hereby ratified and confirmed. Tenant hereby certifies to Landlord that, as of the execution and delivery of this Amendment by Tenant to Landlord, there are no existing defenses against the enforcement of any of the obligations of Tenant under the Lease, and Landlord is not in default under the Lease by reason of its failure to perform any obligations thereunder, and there is no circumstance, event, condition or state of facts which, by the passage of time or the giving of notice, or both, could entitle Tenant to any such defenses or constitute or result in such a default.

     16. Execution of Amendment. The submission of this Amendment to Tenant for
         ----------------------
examination or execution does not create an option or constitute an offer to Tenant to amend the Lease on the terms and conditions contained herein, and this Amendment shall not become effective as an amendment to the Lease unless and until it has been executed and delivered by both Landlord and Tenant. By executing and delivering this Amendment, the person or persons signing on behalf of Tenant represent and warrant that they have the requisite authority to bind Tenant.

     17. Agreement in Writing. The Lease, as amended by this Amendment, contains
         --------------------
the entire agreement of Landlord and Tenant with respect to the subject matter hereof, and there are no oral agreements between Landlord and Tenant affecting the Lease as hereby amended. This Amendment supersedes and cancels any and all previous negotiations, representations, agreements and understandings, if any, between Landlord and Tenant and their respective agents with respect to the subject matter thereof, and none shall be used to interpret or construe the Lease as amended hereby.

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Amendment as of the day and year first above written.


LANDLORD:    SOMA 139 TOWNSEND, LLC, a Delaware limited liability company

             By: SOMA PARTNERS, L.P., a California limited partnership, its sole member

                 By: SKS/Rosenberg, LLC, a Delaware limited liability
                     company, its general partner


                     By: Stein Kingsley Stein, a California corporation,
                         its member

                         By:____________________________________________________
                            Julie Stein, Treasurer


TENANT:      MICROMUSE INC., a Delaware corporation

             By:_____________________________________

             Name:___________________________________

             Title:__________________________________

                                    EXHIBIT A
                                    ---------

                                 EXPANSION SPACE

                                   (attached)

                                    EXHIBIT B
                                    ---------

                                   WORK LETTER

     This Work Letter is attached to and forms a part of the First Amendment to Lease dated as of October 25, 2000 (the "Amendment") by and between SOMA PARTNERS, L.P., a California limited partnership ("Landlord"), and MICROMUSE INC., a Delaware corporation ("Tenant"), amending that certain Office Lease dated March 25, 1997 pertaining to certain premises located at 139 Townsend Street, San Francisco, California (as amended, the "Lease").

     Except where clearly inconsistent or inapplicable, the provisions of the Lease are incorporated into this Work Letter, and capitalized terms used without being defined in this Work Letter shall have the meanings given them in the Lease. The purpose of this Work Letter is to set forth the respective responsibilities of Landlord and Tenant with respect to the design and construction of all alterations, additions and improvements which Tenant may deem necessary or appropriate to prepare the Expansion Space (as defined in the Amendment) for occupancy by Tenant under the Lease. Such alterations, additions and improvements to the Expansion Space are referred to in this Work Letter as the "Tenant Improvements," and the work of constructing the Tenant Improvements is referred to as the "Tenant Improvement Work." As used herein, the term "Applicable Laws" shall mean all laws, statutes, ordinances, orders, judgments, decrees, regulations, permits, and requirements of all courts and governmental authorities now or hereafter in effect and applicable to the Building and the Premises, including, without limitation, Title III of the Americans With Disabilities Act of 1990 and all regulations and guidelines promulgated thereunder (the "ADA").


     Landlord and Tenant agree as follows:

1.   General.
     -------

     1.1 Tenant is solely responsible for designing the Tenant Improvements and performing the Tenant Improvement Work (subject to Landlord's reasonable rights of review and approval set forth in this Work Letter).

     1.2 Landlord's sole interest in reviewing and approving the Construction Drawings (as hereinafter defined) is to protect the Building and Landlord's interests, and no such review or approval by Landlord shall be deemed to create any liability of any kind on the part of Landlord, or constitute a representation on the part of Landlord or any person consulted by Landlord in connection with such review and approval that the Space Plans or Final Working Drawings are correct or accurate, or are in compliance with any Applicable Laws.

     1.3 Landlord shall contribute (subject to the terms and conditions set forth in this Work Letter) the amount specified in Section 4.1 below as the "Construction Allowance," towards the costs of constructing the Tenant Improvements to the extent such Tenant Improvements are completed within six (6) months following the Expansion Space Commencement Date (as defined in the Amendment).

     1.4 Tenant shall be responsible for all costs of designing the Tenant Improvements and performing the Tenant Improvement Work to the extent such costs exceed the Construction Allowance.


2.   Design and Approval of the Tenant Improvements.
     ----------------------------------------------

     2.1  Selection of Tenant's Architect; Construction Drawings.
          ------------------------------------------------------

          (a) Tenant shall retain an architect/space planner ("Tenant's Architect") to prepare the Construction Drawings. Tenant's Architect shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. Landlord hereby approves of ADD, Inc., as Tenant's Architect. Tenant shall retain engineering consultants ("Tenant's Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety and sprinkler work, if any, in the Expansion Space in connection with the Tenant Improvements. Tenant's Engineers shall be subject to the written approval of Landlord, which approval will not be unreasonably withheld or delayed. The plans and drawings to be prepared by Tenant's Architect and the Engineers hereunder shall be known, collectively, as the "Construction Drawings."

          (b) All Construction Drawings shall be subject to Landlord's approval, which approval shall not be unreasonably withheld or delayed. Landlord shall supply Tenant with a set of drawings of the Building which Tenant may use in connection with the preparation of the Construction Drawings, but Tenant agrees that Landlord shall have no liability for the completeness or accuracy thereof, and Tenant's Architect shall be responsible for performing all necessary field measurements and confirming the completeness and accuracy of such drawings.


     2.2  Space Plans. Prior to drafting detailed construction plans and
          -----------
specifications for the Tenant Improvements, Tenant shall furnish Landlord with Tenant's final space plans for the Expansion Space ("Space Plans"). The Space Plans shall show locations of all proposed improvements, including partitions, cabinetry, equipment and fixtures, shall identify materials and finishes by location, and shall specify the location of any proposed structural floor penetrations, the location and extent of floor loading in excess of Building capacity, if any, any special HVAC requirements, the location and description of any special plumbing requirements, and any special electrical requirements. In addition, the Space Plans shall show telephone and telecommunications facilities, and computer and electronic data facilities. Landlord shall approve or disapprove the Space Plans by written notice given to Tenant within five (5) business days after receipt of the Space Plans. Landlord shall not unreasonably withhold its approval of the Space Plans, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Space Plans if, in Landlord's good faith judgment, any one or more of the following situations exist: (a) the proposed Tenant Improvements will adversely affect the exterior appearance of the Building; or (b) the proposed Tenant Improvements may impair the structural strength of the Building, adversely affect any Building Systems or materially adversely affect the value of the Building; or (c) the proposed Tenant Improvement Work would trigger the necessity under Applicable Laws or otherwise for work to be performed outside the Expansion Space; or (d) the specifications for the proposed Tenant Improvements are not consistent with, or would detract from, the character or image of the Building. If Tenant's proposed interior partitioning or other aspects of the Tenant Improvement Work will, in Landlord's good faith judgment, require changes or alterations in the fire protection sprinkler system, HVAC system or other building systems outside of the Expansion Space, and Landlord approves such changes or alterations, such changes or alterations shall be made at Tenant's expense. If Landlord disapproves the Space Plans, Landlord shall return the Space Plans to Tenant with a statement of Landlord's reasons for disapproval, or specifying any required corrections and/or revisions. Landlord shall approve or disapprove of any revisions to the Space Plans by written notice given to Tenant within five
(5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Space Plans.

     2.3  Final Working Drawings. Following Landlord's approval of the Space
          ----------------------
Plans, Tenant shall cause Tenant's Architect and the Engineers to prepare and submit for Landlord's approval complete and detailed construction plans and specifications, including a fully coordinated set of architectural, structural, mechanical, fire protection, electrical and plumbing working drawings for the Tenant Improvement Work, in a form which is sufficiently complete to permit subcontractors to bid on the work, obtain all required Permits (as hereinafter defined) and commence construction (the "Final Working Drawings"). Tenant shall furnish Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall approve or disapprove of the Final Working Drawings by giving written notice to Tenant within five (5) business days after receipt thereof. Landlord shall not unreasonably withhold or delay its approval of the Final Working Drawings, provided that, without limiting the generality of the foregoing, Landlord shall be entitled to withhold its consent to the Final Working Drawings for any of the reasons specified in Section 2.2 above, or if in Landlord's good faith judgment, the Final Working Drawings are inconsistent with, or do not conform to, the Space Plans. If Landlord disapproves the Final Working Drawings, Landlord shall return the Final Working Drawings to Tenant with a statement of Landlord's reasons for disapproval and/or specifying any required corrections or revisions. Landlord shall approve or disapprove of any such revisions to the Final Working Drawings within five (5) business days after receipt of such revisions. This procedure shall be repeated until Landlord approves the Final Working Drawings (as so approved, the "Approved Working Drawings").


3.   Construction of Tenant Improvements.
     -----------------------------------

     3.1  Contracts with Tenant's Contractor and Subcontractors.
          -----------------------------------------------------

          (a) Tenant shall retain a licensed general contractor as the contractor for the construction of the Tenant Improvements ("Tenant's Contractor"). Tenant's Contractor must be experienced in the performance of work comparable to the work of the Tenant Improvements in buildings comparable to the Building, and shall be subject to Landlord's prior approval, which approval shall not be unreasonably withheld or delayed. Tenant shall have the right to competitively bid the Tenant Improvement Work to three (3) qualified general contractors mutually acceptable to Landlord and Tenant. All subcontractors, laborers, materialmen and suppliers used by Tenant (such subcontractors, laborers, materialmen and suppliers, together with Tenant's Contractor, are collectively referred to herein as "Tenant's Agents") must be approved in writing by Landlord, which approval shall not be unreasonably withheld

          (b) Tenant shall furnish Landlord with true and correct copies of all construction contracts between or among Tenant, Tenant's Contractor and all subcontractors relating to the Tenant Improvement Work, provided that Landlord's review of such contracts shall not relieve Tenant from its obligations under this Work Letter nor shall such review be deemed to constitute Landlord's representation that such contracts comply with the requirements of this Work Letter. All such contracts shall expressly provide that (i) the work to be performed thereunder shall be subject to the terms and conditions of this Work Letter, including, without limitation, that such work shall comply with the Tenant Construction Rules and Regulations attached hereto as Schedule 1, and
(ii) the Tenant Improvement Work (or in the case of a subcontractor, the portion thereof performed by such subcontractor) shall be warranted in writing to Tenant and Landlord to be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of completion of the Tenant Improvement Work. Tenant agrees to give to Landlord any assignment or other assurances which may be necessary to permit Landlord to directly enforce such warranties (such warranties shall include, without additional charge, the repair of any portion of the Building or Common Areas which may be damaged as a result of the removal or replacement of the defective Tenant Improvements). Tenant shall cause Tenant's Agents to engage only labor that is harmonious and compatible with other labor working in the Building. In the event of any labor disturbance caused by persons employed by Tenant or Tenant's Contractor, Tenant shall immediately take all actions necessary to eliminate such disturbance. If at any time any of Tenant's Agents interferes with any other occupant of the Building, or hinders or delays any other work of improvement in the Building, or performs any work which may or does impair the quality, integrity or performance of any portion of the Building, including any building systems, Tenant shall cause such subcontractor, laborer, materialman or supplier to leave the Building and remove all tools, equipment and materials immediately upon written notice delivered to Tenant, and, without limiting Tenant's indemnity obligations set forth in Paragraph 13 of the Lease, Tenant shall reimburse Landlord for all costs, expenses, losses or damages incurred or suffered by Landlord resulting from the acts or omissions of Tenant's Agents in or about the Building.

     3.2  Permits. Tenant shall obtain all building permits and other permits,
          -------
authorizations and approvals which may be required in connection with, or to satisfy all Applicable Laws applicable to, the construction of the Tenant Improvements in accordance with the Approved Working Drawings (the "Permits"). Tenant agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any Permits or the certificate of occupancy for the Expansion Space, and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord will cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such Permit or certificate of occupancy. Any amendments or revisions to the Approved Working Drawings that may be necessary to obtain any such Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations, shall be prepared by Tenant's Architect, at Tenant's expense (provided that to the extent funds are available, such expense may be reimbursed from the Construction Allowance), and submitted to Landlord for Landlord's review and approval as a Change Order under
Section 5 below. If Landlord disapproves of such amendments or revisions, Landlord shall return the same to Tenant with a statement of Landlord's reasons for disapproval, or specifying any required corrections. This procedure shall be repeated until Landlord approves the amendments or revisions and all Permits have been obtained for the Approved Working Drawings, as so amended.

          3.3 Commencement of Work. At least ten (10) days prior to the
              --------------------
commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord a notice specifying the date Tenant will commence construction of the Tenant Improvements, the estimated date of completion of the Tenant Improvements and the construction schedule provided by Tenant's Contractor. In addition, prior to the commencement of construction of the Tenant Improvements, or the delivery of any construction materials for the Tenant Improvement Work to the Building, whichever is earlier, Tenant shall submit to Landlord the following: (a) all Permits required to commence construction of the Tenant Improvements; (b) a copy of the executed construction contract with Tenant's Contractor, in the form previously approved by Landlord, together with a detailed breakdown, by trade, of the final costs to be incurred, or which have theretofore been incurred, in connection with the design and construction of the Tenant Improvements, which costs of construction form a basis for the amount of the construction contract; and (c) true and correct copies of all policies of insurance, or original certificates thereof executed by an authorized agent of the insurer or insurers, together with any endorsements referred to in Section 3.5 below, confirming to Landlord's reasonable satisfaction compliance with the insurance requirements of this Work Letter.

          3.4 Performance of Work. All work performed by Tenant's Contractor
              -------------------
shall conform to the Approved Working Drawings, shall comply with all Applicable Laws (including building codes) and all applicable standards of the American Insurance Association and the National Electrical Code and all building material manufacturer's specifications, shall comply with all rules and regulations from time to time adopted by Landlord to govern construction in or about the Building, including the Tenant Construction Rules and Regulations attached hereto as Schedule 1, and shall be performed in a good and professional manner and so as not to interfere with the occupancy of any other tenant of the Building, the performance of any other work within the Building, or with Landlord's maintenance or operation of the Building. At all times during construction of the Tenant Improvements, Landlord and Landlord's employees and agents shall have the right to enter the Expansion Space to inspect the Tenant Improvement Work, and to require the correction of any faulty work or any material deviation from the Approved Working Drawings. Tenant shall not close-up any Tenant Improvement Work affecting the life safety, telecommunications, heating, ventilation and air conditioning, plumbing, electrical or other building systems in the Expansion Space until the same have been inspected and approved by Landlord's agents. Tenant shall keep Landlord apprised of the progress of the Tenant Improvement Work and coordinate the scheduling of Landlord's inspections, so that Landlord's inspections shall not materially interfere with the performance of the Tenant Improvement Work. No inspection or approval by Landlord of any such work shall constitute an endorsement thereof or any representation as to the adequacy thereof for any purpose or the conformance thereof with any Applicable Laws, and Tenant shall be fully responsible and liable therefor. In addition to the Construction Administration Costs under
Section 4.3 below, Tenant shall reimburse Landlord for the cost of any repairs, corrections or restoration which must be made, in Landlord's good faith judgment, to the Expansion Space or any other portion of the Building, if caused by Tenant's Contractor or any other of Tenant's Agents.

          3.5 Insurance. At all times during the construction of the Tenant
              ---------
Improvements (and in the case of Products and Completed Operations Coverage, for 5 years following completion of the Tenant Improvement Work), in addition to the insurance required to be maintained by Tenant under the Lease, Tenant shall require all of Tenant's Agents to maintain (a) Commercial General Liability Insurance with limits of not less than $2,000,000 combined single limit for bodily injury and property damage, including personal injury and death, and Contractor's Protective Liability, and Products and Completed Operations Coverage in an amount not less than $500,000 per incident, $1,000,000 in the aggregate; (b) Comprehensive automobile liability insurance with a policy limit of not less than $1,000,000 each accident for bodily injury and property damage, providing coverage at least as broad as the Insurance Services Office (ISO) Business Auto Coverage form covering Automobile Liability, code 1 "any auto", and insuring against all loss in connection with the ownership, maintenance and operation of automotive equipment that is owned, hired or non-owned; (c) Worker's Compensation with statutory limits and Employer's Liability Insurance with limits of not less than $100,000 per accident, $500,000 aggregate disease coverage and $100,000 disease coverage per employee. In addition, Tenant shall carry "Builder's All Risk" insurance in an amount approved by Landlord covering the construction of the Tenant Improvements, including such extended coverage endorsements as may be reasonably required by Landlord, it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to Paragraph 14 of the Lease immediately upon completion thereof. Tenant's liability insurance shall be written on an "occurrence" basis and shall, name Landlord, the Holder of any Superior Interest and Landlord's designated agents as additional insureds (by endorsement reasonably acceptable to Landlord). The "Builder's All Risk" insurance shall name Landlord and such other parties as Landlord may specify as the loss payee(s) with respect to all proceeds received therefrom. All of the insurance required to be carried by Tenant hereunder shall provide that it is primary insurance, and not excess over or contributory with any other valid, existing, and applicable insurance in force for or on behalf of Landlord, shall provide that Landlord shall receive thirty (30) days' written notice from the insurer prior to any cancellation or change of coverage, and shall be placed with companies which are rated A:X or better by Best's Insurance Guide and licensed to business in the State of California. All deductibles and self-insured retentions under Tenant's policies are subject to Landlord's reasonable approval, and all insurance, except Workers' Compensation, maintained by Tenant's Agents shall preclude subrogation claims by the insurer against anyone insured thereunder. Tenant's compliance with the provisions of this Section shall in no way limit Tenant's liability under any of the other provisions of the Lease.

          3.5 Liens. Tenant shall keep the Expansion Space and the Building free
              -----
from any liens arising out of work performed, materials furnished or obligations incurred by Tenant. Should Tenant fail to remove any such lien within five (5) days after notice to do so from Landlord, Landlord may, in addition to any other remedies, record a bond pursuant to California Civil Code Section 3143 and all costs and obligations incurred by Landlord in so doing shall immediately become due and payable by Tenant to Landlord as Additional Rent under the Lease. Landlord shall have the right to post and keep posted on the Expansion Space any notices that may be required or permitted by Applicable Laws, or which Landlord may deem to be proper, for the protection of Landlord and the Building from such liens. Promptly following completion of construction, Tenant shall provide Landlord a copy of a final unconditional lien release from

Tenant's Contractor and each of Tenant's Agents who performed work or supplied materials for the Tenant Improvements. Upon completion of construction, Tenant shall promptly record a Notice of Completion in accordance with California Civil Code Section 3093 and provide a copy thereof to Landlord.

4.   Responsibility for Design and Construction Costs.
     ------------------------------------------------

     4.1  Construction Allowance. Landlord will contribute to the costs of
          ----------------------
performing the Tenant Improvement Work, as depicted on the Approved Working Drawings, to the extent of the lesser of (a) Fifty-Three Thousand Five Hundred Dollars ($53,500.00) (calculated at the rate of $5.00 per square foot of rentable area in the Expansion Space) or (b) the actual cost for such work (the "Construction Allowance"). Tenant shall pay all costs in excess of the Construction Allowance for the design and construction of the Tenant Improvements. Except as otherwise specified in this Work Letter, the Construction Allowance may be applied only to the payment or reimbursement of documented costs of labor and materials incorporated into the Tenant Improvements (excluding all costs of data and telephone cabling, and all costs of furnishings, fixtures, equipment, signage and other personal property, including switches, servers, routers and similar data and telecommunications equipment).

     4.2  Disbursement of Construction Allowance. Provided that (a) this Lease
          --------------------------------------
is then in full force and effect, (b) Tenant is not then in default of any of its obligations under this Lease, including, without limitation, Tenant's obligations under this Work Letter to perform Tenant Improvement Work in accordance with the Approved Working Drawings and all Applicable Laws, and (c) Tenant has commenced business operations in the Expansion Space, Landlord shall pay the Construction Allowance to Tenant, less any amounts deducted therefrom pursuant to Section 4.3 below, within thirty (30) days after satisfactory completion of the Tenant Improvement Work and submission by Tenant of (i) "as-built" drawings showing the Tenant Improvements (updated by Tenant's Architect as necessary to reflect all changes made to the Approved Working Drawings during the course of construction), (ii) a written statement from Tenant's Architect that the work described on any such invoices has been completed in accordance with the Approved Working Drawings, (iii) properly executed mechanics' lien releases in compliance with both California Civil Code
Section 3262(d)(2) and either Section 3262(d)(3) or Section 3262(d)(4) from all of Tenant's Agents; and (iv) copies of all Permits, licenses, certificates and other governmental authorizations and approvals necessary in connection with, and indicating final approval of, the Tenant Improvement Work, and which may be necessary for the operation of Tenant's business within the Expansion Space. Tenant shall submit the documents described in clauses (i) through (iv) above to Landlord within thirty (30) days following the date Tenant commences business operations in the Expansion Space.

     4.3  Construction Administration Costs. Tenant shall pay to Landlord (a) a
          ---------------------------------
fee in the amount of two and one-half percent (2.5%) of the cost (exclusive of engineering and architects' fees) of the Tenant Improvement Work to compensate Landlord for administering the Tenant Improvement Work, plus (b) all of Landlord's actual out-of-pocket costs incurred in connection with the Tenant Improvement Work, including, without limitation, all management, engineering, outside consulting and construction fees incurred by or on behalf of Landlord for the review and approval of the Space Plans and Construction Drawings (collectively, the "Construction

Administration Costs"). Landlord shall be entitled to charge the amount of the Construction Administration Costs against the Construction Allowance required to be contributed by Landlord hereunder, or if funds are not available from the Construction Allowance for such purposes, Tenant will pay such amounts within twenty (20) days following delivery of Landlord's invoice.

5.   Change Orders. Landlord will not unreasonably withhold its approval of (a)
     -------------
any request by Tenant, or by Tenant's Contractor with Tenant's approval, to amend or change the Approved Working Drawings, or (b) any change or amendment to the Approved Working Drawings that may be necessary to obtain any Permits, or which may be required by city officials or inspectors to comply with code rulings or interpretations (any of the foregoing, a "Change Order"), provided such Change Order does not diminish the quality of construction of the Tenant Improvements. Without limiting the generality of the foregoing, however, Tenant acknowledges that it shall not be unreasonable for Landlord to withhold consent to any Change Order if any of the circumstances listed in clauses 2.2(a) through 2.2(d) of this Work Letter apply. No material changes or modifications to the Approved Working Drawings shall be made unless by written Change Order signed by Landlord and Tenant. Tenant shall pay all costs attributable to Change Orders, including costs incurred by Landlord in reviewing proposed Change Orders (provided that to the extent funds are available, such costs may be paid or reimbursed from the Construction Allowance).

6.   Ownership of Tenant Improvements. The Tenant Improvements shall be deemed,
     --------------------------------
effective upon installation, to be a part of the Premises and the Building and shall be deemed to be the property of Landlord (subject to Tenant's right to use the same during the Term of the Lease), and shall be surrendered at the expiration or earlier termination of the Term, unless Landlord shall have conditioned its approval of the Final Working Drawings or any Change Order on Tenant's agreement to remove any items thereof, in which event, prior to the expiration or termination of the Term, the specified items shall be removed at Tenant's expense, any damage caused by such removal shall be repaired, and the Expansion Space shall be restored to their condition existing prior to the installation of the items in question, normal wear and tear excepted. The removal, repair and restoration described above shall, at Landlord's sole election, be performed either by Tenant or by Landlord; and if such work shall be performed by Landlord, Tenant shall pay to Landlord, within twenty (20) days following Landlord's demand, the reasonable cost and expense of such work.

7.   ADA Work. Notwithstanding any provision of the Lease or this Work Letter to
     --------
the contrary, if the initial Tenant Improvements in or to the Expansion Space result in a requirement under the ADA that work be performed in the public and common areas of the Building (which do not include the Fifth Floor Space or the Mezzanine) ("Common Area ADA Work"), Landlord shall perform such Common Area ADA Work (subject to reimbursement as an Operating Expense to the extent permitted pursuant to Paragraph 4 of the Lease); provided, however, if the Common Area ADA Work is required as a result of Tenant's proposed use of the Expansion Space as a "public accommodation", as opposed to a "commercial facility" (as such terms are defined in the ADA) or by virtue of any other proposed use of the Expansion Space by Tenant, other than routine general office use, Tenant shall reimburse Landlord for all costs and expenses incurred by Landlord in performing the Common Area ADA Work. Landlord shall use reasonable efforts to complete any Common Area ADA Work within a commercially reasonable time following the receipt of an order requiring such compliance from a governmental agency having jurisdiction, but Landlord's failure to complete the Common Area ADA Work shall not constitute a default by Landlord under the Lease, or entitle Tenant to terminate the Lease or claim any abatement of Basic Monthly Rental or any additional rent, or otherwise cause Landlord to be liable to Tenant for any claims, damages, or liabilities in connection therewith or by reason thereof.

                                   SCHEDULE 1

                    TENANT CONSTRUCTION RULES AND REGULATIONS
                    -----------------------------------------

The rules and regulations governing construction by Tenant in the Building at the time of the execution of the Lease to which this Schedule is attached are as follows (capitalized terms used without being defined in this Schedule shall have the meanings given them in the Lease):

     1. Prior to commencement of any construction, Tenant's Contractor shall coordinate with Landlord's representatives to ensure that all employees and subcontractors of Tenant's Contractor have received instruction regarding Landlord's requirements for safety, security and fire prevention. All work to be performed shall be coordinated with the managing agent of the Building or its representative. During construction, Tenant shall coordinate all construction activities with Landlord's Building manager so as to minimize the disruption caused by such construction, and so as not to interfere with other construction in the Building or the rights of Landlord, other tenants or occupants. Tenant and Tenant's Agents shall take all safety measures necessary to protect Landlord, its employees and contractors, other tenants and users of the Building and the general public, and the property of each, from injury or damage resulting from the performance of the Tenant Improvement Work.

     2. Tenant acknowledges that certain construction activities (including, without limitation, jackhammering and use of "shot" type mechanical fasteners which create excessive or explosive type noises) must be completed, on a daily basis, not later than 6:30 a.m. on weekdays, and may not resume until at least 6:30 p.m. on weekdays. Tenant shall make prior arrangements with Landlord's representatives if any construction work is to be performed between 6:30 p.m. and 6:30 a.m. or on weekends, and Landlord may charge Tenant or Tenant's Contractor a reasonable sum, as determined by Landlord, to defray the cost of providing for a representative of Landlord or Landlord's Building manager, and/or additional security personnel, to be present at all times.

     3. All construction work and all storage and staging of materials, tools and equipment shall be confined to the Premises, unless Landlord gives written permission to use areas outside the Premises. Common and public areas of the Building and the sidewalk and curbs in front of or adjacent to the Building shall not be used or obstructed by Tenant or by Tenant's Agents without written approval of Landlord. All storage of materials, tools and equipment within the Premises or the Building shall be at Tenant's risk. Tenant shall immediately relocate, at Tenant's expense, any materials found by Landlord to be stored in an unsafe manner. Landlord shall not be responsible for lost, stolen or damaged materials, tools or equipment stored or staged in the Building.

     4. Workers will be permitted to use the restrooms within the Premises, once such restrooms have been completed and placed in service. Restrooms are not to be used for purposes related to Tenant's construction, including, without limitation, for the cleaning of tools, or any other purposes other than the use for which they are intended. Tenant will be backcharged if extraordinary cleanup of bathrooms is required.

     5. All deliveries shall be scheduled so that materials are stocked in Tenant's Premises prior to normal business hours of the Building. No deliveries shall be made through the common or public areas of the Building, or to the sidewalk in front of or adjacent to the Building during business hours. No hand trucks shall be used in any portion of the Building, including common areas, except those equipped with rubber tires and side guards.

     6. Landlord will not provide off-street parking for Tenant's Agents' vehicles. Loading zones are for loading and unloading purposes only, and no parking in loading zones is permitted. Vehicles parked illegally will be subject to towing at the expense of Tenant or the vehicle owner.

     7. Tenant and Tenant's Contractor shall be responsible for ensuring that all doors, gates and windows are closed and locked at all times when not in immediate use.

     8. Tenant's Agents are not permitted to transport tools or materials in wheelbarrows or wheeled vehicles in the interior common or public areas of the Building at any time, or in the exterior common or public areas of the Building during normal business hours.

     9. All construction shall be performed so as to prevent dust from filtering through to other parts of the Building. All painting shall be shielded and other parts of the Building shall be protected from all fumes and spray. All temporary partitions and dust-proof barriers shall be furnished and installed by Tenant and shall remain intact at all times. Should any panel be removed, torn or otherwise displaced or damaged, it will be reattached or repaired and Tenant will be backcharged at a reasonable labor and material charge.

     10. Hazardous and/or inflammable materials brought onto the Premises or into the Building in connection with Tenant's construction shall be used and stored in containers which conform to all applicable laws and regulations, and shall be used in a manner which prevents their accidental release. Upon bringing Hazardous Materials into the Building, Tenant or Tenant's Contractor shall immediately provide Landlord's Building manager with a copy of the Material Safety Data Sheet (M.S.D.S.) for such Hazardous Material. In addition, a new M.S.D.S. shall be provided whenever M.S.D.S. information is revised. Hazardous Materials, including empty containers and hazardous wastes, shall not be discarded in the Premises or the Building, but shall be removed immediately and disposed of in a proper, lawful manner. Tenant's Contractor shall comply with all federal and state O.S.H.A. Safety Regulations.

     11. Tenant and Tenant's Contractor shall maintain the Premises and related Building facilities, surfaces and glass in a clean, orderly condition during the progress of construction, and shall clean up debris and remove trash daily, to the satisfaction of Landlord. Tenant shall make arrangements to remove dirt and debris from work after the end of each workday. No individual trash or storage containers will be allowed in the common or public areas of the Building. Any containers provided by Landlord to Tenant for construction debris shall be at Tenant's expense. Where Landlord does not provide containers for removal of debris, Tenant or Tenant's Contractor shall arrange for trash removal service by a debris or scavenger service approved by Landlord. Any dirt, debris, construction materials or equipment remaining in the common or public areas of the Building, or in service corridors or adjoining unoccupied spaces, after commencement of normal business hours, will be removed by Landlord, and Tenant will be backcharged at a reasonable rate for labor and material charges.

     12. Electrical power shall be provided at Tenant's expense at a suitable existing electrical outlet or other source reasonably near the boundary of the Premises. Tenant shall be responsible for installing a temporary electrical panel and arranging for commencement of electrical, water and other utility services in Tenant's name as early in the construction process as is possible. Temporary or portable wiring beyond the outlet or other source shall be furnished and installed by and at the expense of Tenant and shall comply with all applicable laws and codes. All temporary electrical connections must be approved in advance by Landlord's representatives prior to installation. Tenant and Tenant's Agents shall use their respective best efforts to use the minimal amount of water necessary for work and cleanup of the Premises.

     13. Construction workers are not permitted to eat in the common or public areas of the Building. In accordance with San Francisco City and County Ordinance No. 359-93, smoking is prohibited in all public or common areas of the Building at all times.

     14. Tenant shall not attach or cause to be attached to any wall or structural member of the Building any equipment that may, by virtue of its size or weight, cause structural damage. Tenant shall not exceed the load as set forth in the plans and specifications for the floor of the Building and shall not do anything that might in any way alter or affect the structural strength of the Building.

     15. If appropriate, as determined by Landlord or as required by any Applicable Laws, a smoke and/or heat detector shall be installed in Tenant's space, at Tenant's expense, during the time any construction work is being performed in the Premises. The smoke and/or heat detector shall be connected by Landlord's specified contractor, at Tenant's expense, to the central system, if such control system is available.

     16. Except to the extent provided in the Lease to the contrary, expenses incurred by Landlord in respect of the work performed by or on behalf of Tenant shall be paid by Tenant immediately upon receipt of an invoice from Landlord and shall be delinquent if not paid within ten (10) days. Late charges, interest and collection expenses on delinquent payments shall be charged to Tenant in the manner set forth in the Lease for delinquent payment of rents.